Exhibit 99.1
American Axle & Manufacturing Reports
Fourth Quarter and Full Year 2007 Financial Results
Net cash provided by operating activities nearly doubles to $367.9 million for full year 2007
Detroit, Michigan, February 1, 2008 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the fourth quarter and full year 2007.
Full Year 2007 Results
•	Full year sales of $3.25 billion

•	Net earnings of $37.0 million, or $0.70 per share

•	Special charges and other non-recurring operating costs of $88.4 million, or $1.11 per share, primarily related to attrition programs, asset impairments, the redeployment of machinery and equipment and other actions to rationalize underutilized capacity

•	Debt refinancing costs of $5.5 million, or $0.07 per share

•	Net cash provided by operating activities of $367.9 million, nearly double the prior year

•	3.5% year-over-year decline in total light truck production volumes as compared to the full year 2006

•	Content-per-vehicle of $1,293, approximately 5% higher than the previous year

•	Non-GM sales of $712.3 million, or 22% of total net sales
AAM’s results in the fourth quarter of 2007 were a net loss of $25.5 million or $0.50 per share. This compares to a net loss of $188.6 million, or $3.74 per share, in the fourth quarter of 2006.
AAM’s earnings for the full year 2007 were $37.0 million, or $0.70 per share. This compares to a net loss of $222.5 million, or $4.42 per share, in 2006.
In the third and fourth quarter of 2007, AAM recorded special charges relating to a voluntary separation program accepted by 558 UAW represented associates at the Buffalo Gear, Axle & Linkage facility in Buffalo, New York. Production at this facility was idled in December 2007. Also in 2007, AAM incurred additional special charges and non-recurring operating costs relating to other attrition programs, asset impairments, the redeployment of machinery and equipment and other actions to rationalize underutilized capacity. In total, AAM’s 2007 results reflect the impact of charges amounting to $88.4 million, or $1.11 per share, relating to these items, including pension and other postretirement benefit curtailments and special termination benefits. In the fourth quarter of 2007, AAM recorded $70.6 million, or $0.92 per share, of these total restructuring charges.
AAM’s full year 2007 earnings also reflect the impact of an additional $5.5 million charge, or $0.07 per share, for the write-off of unamortized debt issuance costs and other costs related to the prepayment of the $250 million term loan due 2010.
In the fourth quarter of 2006, AAM recorded special charges relating to a special attrition program (SAP) accepted by approximately 1,500 UAW represented associates at AAM’s master agreement facilities. AAM also recorded a special charge in 2006 for supplemental unemployment benefits (SUB) estimated to be payable to UAW associates who were expected to be permanently idled through the end of the current collective bargaining agreement that expires in February 2008. AAM recorded additional special charges associated with salaried workforce reductions and other attrition programs offered to its associates. In total, these special charges increased AAM’s operating costs in 2006 by $181.4 million. In addition to these special charges, AAM also recorded asset impairment charges of $196.5 million in the fourth quarter of 2006 associated with plans to idle a portion of AAM’s production capacity in the U.S. dedicated to its mid-size light truck product range and other capacity reduction initiatives.
“In 2007, AAM made excellent progress in our plan to achieve sustainable market cost competitiveness in our global operations,” said AAM’s Co-Founder, Chairman of the Board & CEO Richard E. Dauch. “AAM has a strong balance sheet and will continue to focus on the appropriate cost structure adjustments, technology innovations, new business launches and an accelerated expansion of our global manufacturing and sourcing footprint to gain momentum in 2008. We are excited about what AAM can, and will, accomplish in what is sure to be a most difficult, demanding and tough year for the entire domestic automotive industry.”
Net sales in the fourth quarter of 2007 were $755.3 million as compared to $781.1 million in the fourth quarter of 2006. Customer production volumes for the full-size truck and SUV programs AAM currently supports for GM and Chrysler were down approximately 5% in the fourth quarter of 2007 as compared to the prior year. AAM estimates that customer production volumes for its mid-sized truck and SUV programs were down approximately 1.4% in the fourth quarter of 2007 on a year-over-year basis. Non-GM sales represented 20% of total sales in the fourth quarter of 2007.
Net sales for the full year 2007 were $3.25 billion as compared to $3.19 billion in 2006. Customer production volumes for the full-size truck and SUV programs AAM currently supports for GM and Chrysler were down approximately 1.5% in 2007 as compared to the prior year. AAM estimates that customer production volumes for its mid-sized truck and SUV programs were down approximately 11% in 2007 on a year-over-year basis. Non-GM sales represented 22% of total sales in 2007.
AAM’s content-per-vehicle is measured by the dollar value of its product sales supporting GM’s North American truck and SUV platforms and Chrysler’s heavy duty Dodge Ram pickup trucks. For the full year 2007, AAM’s content-per-vehicle increased approximately 5% to $1,293 as compared to $1,225 in 2006.
Gross margin in for the full year 2007 was 8.6% as compared to a negative 4.0% in 2006. Operating income was $75.6 million or 2.3% of sales in 2007 as compared to an operating loss of $326.0 million or negative 10.2% of sales in 2006. In addition to the impact of the special charges and other non-recurring operating costs described above, AAM’s improved gross margin and operating income performance in 2007 primarily reflects the impact of higher sales, productivity gains and structural cost reductions resulting from the attrition programs and other ongoing restructuring actions.
AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures and dividends paid. As compared to the prior year, net cash provided by operating activities for the full year 2007 nearly doubled to $367.9 million. Capital spending for the full year 2007 was $186.5 million as compared to $286.6 million in 2006. Reflecting the impact of this activity and dividend payments of $31.8 million, AAM’s free cash flow of $149.6 million in 2007 represents an improvement of $281.5 million as compared to the full year 2006.
A conference call to review AAM’s fourth quarter and full year 2007 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States. A replay will be available from 5:00 p.m. ET on February 1, 2008 until 5:00 p.m. ET February 8, 2008 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 29997749.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars, and crossover utility vehicles. In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea and the United Kingdom.
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products or volume reductions, particularly for light trucks and SUVs produced by GM and Chrysler LLC’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; our ability to maintain satisfactory labor relations and avoid work stoppages; our ability to achieve cost reductions through accelerated attrition programs; reduced purchases of our products by GM, Chrysler LLC or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; work stoppages at GM or Chrysler LLC or a key supplier to GM or Chrysler LLC; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes, including our ability to comply with financial covenants; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
# # #
For additional information:

Media relations contact: Renee B. Rogers Manager, Corporate Communications and Media Relations (313) 758-4882 renee.rogers@aam.com	Investor relations contact: Jamie M. Little Director, Investor Relations (313) 758-4831 jamie.little@aam.com
Or visit the AAM website at www.aam.com

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In millions, except per share data)		(In millions, except per share data)

Net sales	$755.3	$781.1	$3,248.2	$3,191.7

Cost of goods sold	755.4	1,001.1	2,969.8	3,320.3

Gross profit (loss)	(0.1)	(220.0)	278.4	(128.6)

Selling, general and administrative expenses	47.7	51.6	202.8	197.4

Operating income (loss)	(47.8)	(271.6)	75.6	(326.0)

Interest expense	(14.9)	(11.9)	(61.6)	(39.0)
Interest income	3.3	0.1	9.3	0.2
Other income (expense), net
Debt refinancing cost	—	—	(5.5)	(2.7)
Other, net	(0.3)	0.6	(0.2)	12.0

Income (loss) before income taxes	(59.7)	(282.8)	17.6	(355.5)

Income taxes	(34.2)	(94.2)	(19.4)	(133.0)

Net income (loss)	$(25.5)	$(188.6)	$37.0	$(222.5)

Diluted earnings (loss) per share	$(0.50)	$(3.74)	$0.70	$(4.42)

Diluted shares outstanding	51.5	50.5	52.7	50.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2007	2006
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$343.6	$13.5
Accounts receivable, net	264.0	327.6
Inventories, net	229.0	198.4
Prepaid expenses and other	73.4	69.2
Deferred income taxes	24.6	30.7

Total current assets	934.6	639.4

Property, plant and equipment, net	1,696.2	1,731.7
Deferred income taxes	78.7	35.7
Goodwill	147.8	147.8
Other assets and deferred charges	57.4	42.9

Total assets	$2,914.7	$2,597.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$313.8	$328.9
Other accrued expenses	197.8	212.4

Total current liabilities	511.6	541.3

Long-term debt	858.1	672.2
Deferred income taxes	6.6	6.8
Postretirement benefits and other long-term liabilities	647.7	563.5

Total liabilities	2,024.0	1,783.8

Stockholders’ equity	890.7	813.7

Total liabilities and stockholders’ equity	$2,914.7	$2,597.5

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In millions)		(In millions)
Operating activities
Net income (loss)	$(25.5)	$(188.6)	$37.0	$(222.5)
Depreciation and amortization	58.4	52.7	229.4	206.0
Other	3.4	159.9	101.5	202.2

Net cash flow provided by operating activities	36.3	24.0	367.9	185.7

Purchases of property, plant & equipment	(53.5)	(43.1)	(186.5)	(286.6)

Net cash flow after purchases of property, plant & equipment	(17.2)	(19.1)	181.4	(100.9)

Purchase buyouts of leased equipment	—	(17.5)	—	(37.0)

Net cash flow provided by (used in) operations	(17.2)	(36.6)	181.4	(137.9)

Net increase (decrease) in long-term debt	4.8	43.0	172.3	180.5
Debt issuance costs	—	(1.3)	(7.5)	(4.4)
Employee stock option exercises	0.9	0.9	13.5	1.3
Tax benefit on stock options	1.2	1.0	3.8	1.0
Dividends paid	(8.0)	(7.7)	(31.8)	(31.0)
Purchase of treasury of stock	(0.1)	—	(2.0)	(0.1)

Net cash flow provided by (used in) financing activities	(1.2)	35.9	148.3	147.3

Effect of exchange rate changes on cash	(0.1)	0.3	0.4	0.4

Net increase in cash and cash equivalents	(18.5)	(0.4)	330.1	9.8

Cash and cash equivalents at beginning of period	362.1	13.9	13.5	3.7

Cash and cash equivalents at end of period	$343.6	$13.5	$343.6	$13.5

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)

The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
     Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In millions)		(In millions)
Net income (loss)	$(25.5)	$(188.6)	$37.0	$(222.5)
Interest expense	14.9	11.9	61.6	39.0
Income taxes	(34.2)	(94.2)	(19.4)	(133.0)
Depreciation and amortization	58.4	52.7	229.4	206.0

EBITDA	$13.6	$(218.2)	$308.6	$(110.5)

Net debt (b) to capital

	December 31,	December 31,
	2007	2006
	(In millions, except percentages)

Total debt	$858.1	$672.2
Less: cash and cash equivalents	343.6	13.5

Net debt at end of period	514.5	658.7

Stockholders’ equity	890.7	813.7

Total invested capital at end of period	$1,405.2	$1,472.4

Net debt to capital(c)	36.6%	44.7%

(a)	We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)

The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In millions)		(In millions)

Net cash provided by operating activities	$36.3	$24.0	$367.9	$185.7
Less: purchases of property, plant & equipment	(53.5)	(43.1)	(186.5)	(286.6)

Net operating cash flow	(17.2)	(19.1)	181.4	(100.9)

Less: dividends paid	(8.0)	(7.7)	(31.8)	(31.0)

Free cash flow	$(25.2)	$(26.8)	$149.6	$(131.9)

After-Tax Return on Invested Capital (ROIC)(e)

					Trailing Twelve
	Quarter Ended				Months Ended
	March 31,	June 30,	September 30,	December 31	December 31,
	2007	2007	2007	2007	2007
		(In millions, except percentages)
Net income (loss)	$15.4	$34.0	$13.1	$(25.5)	$37.0
After-tax net interest expense (f)	12.8	14.1	10.5	10.6	48.0

After-tax return	28.2	$48.1	$23.6	$(14.9)	$85.0

Net debt at end of period					$514.5
Stockholders’ equity at end of period					890.7

Invested capital at end of period					1,405.2
Invested capital at beginning of period					1,472.4

Average invested capital(g)					$1,438.8

After-Tax ROIC(h)					5.9%

(d)	We define net operating cash flow as net cash provided by operating activities less purchases of property and equipment. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.

(e)	We believe that ROIC is a meaningful overall measure of business performance because it reflects the company’s earnings performance relative to its investment level. Other companies may calculate ROIC differently.

(f)	After-tax net interest expense is equal to tax effecting net interest expense by the applicable effective income tax rate (excluding one-time items).

(g)	Average invested capital is equal to the average of invested capital at the beginning of the year and end of the year.

(h)	After-tax ROIC is equal to after-tax return divided by average invested capital.